Exhibit 99.1

Boxlight Announces the Appointment of Wayne Jackson and Charles Amos as Independent Board Members

Lawrenceville, GA – Jul. 7, 2020 – Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions for the global education market, is pleased to announce the appointment of R. Wayne Jackson and Charles Amos as independent members of its board of directors.

From July 2015 to December 2019, Wayne Jackson served as the Chief Financial Officer of Secureworks Corp. Before joining Secureworks Corp., from May 2003 until June 2015, Mr. Jackson was a partner at PricewaterhouseCoopers, LLP, an independent registered public accounting firm (“PwC”). At PwC, Mr. Jackson was the lead engagement partner for a number of the firm’s largest public company clients before leaving the firm in June 2015. In addition, he served as the global leader of PwC’s Entertainment and Media Group from June 2004 through June 2007. Mr. Jackson also served at PwC in a variety of roles between July 1979 and January 2000, including as partner in its Entertainment, Media and Communications group from 1991 through 1999. From January 2000 to October 2002, Mr. Jackson was Chief Financial Officer and Senior Vice President of Concert Communications Services (“Concert”), a global joint venture created by AT&T Inc. and British Telecommunications plc, two global telecommunications companies. In his role as Chief Financial Officer of Concert, Mr. Jackson was responsible for all finance, treasury, budget, planning and forecast functions for the company. Mr. Jackson is a certified public accountant, and his experiences as a CFO and partner at PwC qualify him as a financial expert.

Charles P. Amos is a 30-year veteran of the education market and has served in a number of leadership and board positions during that time. Most recently Mr. Amos served as the CEO of GuideK12, a K-12 education focused data analytics company from June 2012 to February of 2020. GuideK12 was acquired by Forecast 5 where Mr. Amos now serves as Senior Managing Director, ensuring a smooth transition for the acquisition. He also has been CEO of The Amos Group since August of 2007. Prior to 2008, Mr. Amos served as the CEO and Chairman of Atomic Learning (now called Hoonuit), as well as serving in sales leadership positions at Apple and EdTech, LLC. Mr. Amos received a B.S. in Business with an emphasis on finance. Mr. Amos’s 30 years of experience in the US and international K-12 market and his long track record as a successful entrepreneur makes him ideally suited to and valued as a member of our board of directors.

“On behalf of Boxlight and the board of directors, I am pleased to welcome both Wayne and Charles to the board,” stated Boxlight Chairman and CEO Michael Pope. “Both indivudals bring tremendous experience and I welcome their outside perspective and governance as we navigate our next chapter as a company.”

As a result of the director appointments, the Company now has seven directors including four independent directors and is in compliance with Nasdaq Listing Rule 5605, which requires the Company to maintain a majority independent board of directors.

About Boxlight Corporation: Boxlight Corporation (Nasdaq: BOXL) (“Boxlight”) is a leading provider of technology solutions for the global education market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The company develops, sells and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements: This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, as well as business uncertainty associated with the ongoing COVID-19 pandemic. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope
+1 360-464-4478
michael.pope@boxlight.com